Exhibit 10cc

NORFOLK SOUTHERN CORPORATION
LONG-TERM INCENTIVE PLAN
AS APPROVED BY SHAREHOLDERS MAY 14, 2015,
AS AMENDED JULY 29, 2016 AND NOVEMBER 29, 2016

The terms of this amended plan, as set forth below, were approved by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum was present for the proposal on May 14, 2015. The Board of Directors of the Corporation subsequently amended the Plan on July 29, 2016 to clarify that an Award may include conditions such as continued employment, passage of time, the provisions of a Retention Agreement, attainment of age and/or service requirements, and/or the achievement of Performance Goals, and amended the Plan on July 29, 2016 and November 29, 2016 to revise the definition of “Retirement” with respect to a Participant who is not eligible to participate in a retirement plan of the Corporation or a Subsidiary Company.

Section 1.     PURPOSE

The purpose of the Long-Term Incentive Plan (“Plan”), as amended, is to promote the success of Norfolk Southern Corporation (the “Corporation”) and to provide an opportunity for non-employee directors, officers and other employees of the Corporation and its Subsidiary Companies (as hereinafter defined) to acquire or increase a proprietary interest in the Corporation and thereby to provide an additional incentive to devote their maximum efforts and skills to the advancement, betterment, and prosperity of the Corporation and its stockholders. The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance share units, performance shares, restricted shares, and restricted stock units, in accordance with the terms and conditions set forth below. The Corporation intends that the Plan comply with the requirements of Internal Revenue Code Section 162(m) and applicable treasury regulations thereunder and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m). Notwithstanding the preceding sentence, the Corporation reserves the right to pay compensation under the Plan that does not qualify as performance-based compensation under Code Section 162(m), as circumstances may warrant. The Plan, as amended, is intended, and shall be construed, to comply with the requirements of Code Section 409A.

Section 2.     DEFINITIONS

The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award
Any one or more of the following: Incentive Stock Option; Non-qualified Stock Option; Stock Appreciation Right; Restricted Shares; Restricted Stock Units; Performance Share Units; and Performance Shares.

Award Agreement	A written agreement, made in a form approved by the Committee and consistent with the terms of the Plan, that specifies the terms, conditions and limitations of each Award.
Award Date
The later of the date on which the Committee or the chief executive officer (to the extent as may be delegated by the Committee) grants an Award or, if granted during a blackout period, the first day of the subsequent trading window during which officers of the Corporation and Subsidiary Companies are permitted to trade in Norfolk Southern Corporation Common Stock under the Corporation’s insider trading policy.

Beneficiary
The person or persons designated in writing by the Participant as his Beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a Beneficiary must be on file with the Corporation before the Participant’s death. Any such designation may be revoked and a new designation substituted for the revoked designation by the Participant at any time before his death without the consent of the previously designated Beneficiary.

Board of Directors	The Board of Directors of the Corporation.
Cash-Settled Stock Appreciation Rights	Stock Appreciation Rights settled in cash.
Code	The Internal Revenue Code of 1986, as amended from time to time.
Committee
The Compensation Committee or any other committee of the Board of Directors which is authorized to grant Awards under this Plan. It is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, (b) an “outside director” under Code Section 162(m), and (c) an “independent director” under the rules of the New York Stock Exchange. If it is later determined that one or more members of the Committee do not qualify as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

Common Stock	The Common Stock of the Corporation.

Disability
A disability that has enabled the Participant to receive a disability benefit under the Long-Term Disability Plan of the Corporation or a long-term disability plan of a Subsidiary Company (whichever is applicable), as amended from time to time, for a period of at least three months.

For a Participant who is a non-employee director, “Disability” means any medically determinable physical or mental impairment that is expected to result in death or to last for a continuous period of not less than 12 months and which prevents a Participant from continuing to serve as a non-employee director.

Dividend Equivalent
An amount equal to the regular quarterly dividend paid in accordance with the Corporation’s normal dividend payment practice as may be determined by the Committee, in its sole discretion, and granted pursuant to Section 13 of the Plan.

Executive Officers	Officers designated by the Board of Directors as “Executive Officers” for purposes of Section 16 of the Securities Exchange Act of 1934.
Exercise Gain Shares
With respect to a Stock Appreciation Right, all of the shares of Common Stock received upon exercise of the Stock Appreciation Right. With respect to an Option, the portion of the shares of Common Stock received upon exercise of the Option equal to the excess of the Fair Market Value, as of the exercise date, over the Option price, multiplied by the number of shares purchased under the Option on the exercise date, divided by such Fair Market Value, and rounded down to the nearest whole number of shares.

Fair Market Value
The value of Common Stock on a particular date as measured by the mean of the high and low prices at which it is traded on such date as reported in the Composite Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Incentive Stock Option	An Option that complies with the terms and conditions set forth in Section 422(b) of the Code and is designated by the Committee as an Incentive Stock Option.
Non-Qualified Stock Option	An Option granted under the Plan other than an Incentive Stock Option.
Option	Any option to purchase Common Stock granted pursuant to the provisions of Section 6 or Section 7 of the Plan.
Optionee	A Participant who is the holder of an Option.
Participant	A person eligible to participate in the Plan who is granted and accepts an Award under the Plan.
Performance Cycle	The period of time, designated by the Committee but not less than one year, over which Performance Shares may be earned.

Performance Criteria
One or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level, and which may be measured on an absolute or relative basis, or established as a measure of growth: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow and free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles, network performance); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; total shareholder return measures; economic value added measures; and safety measures.

Performance Criteria Weighting Percentage
The percentage weighting accorded to each Performance Criterion (or each combination thereof) selected by the Committee. The total of the Performance Criteria Weighting Percentages for any type of Award shall equal one hundred percent (100%).

Performance Goal
The specific target set by the Committee for each selected Performance Criterion (or each combination thereof) the outcome of which must be substantially uncertain at the time it is established. A Performance Goal may be set solely with respect to the Corporation’s performance, or as compared to the performance of a published or special index deemed applicable by the Committee, including but not limited to the Standard & Poor’s 500 Stock Index or an index based on a group of comparative companies. If a Performance Goal is based on the Corporation’s common stock, then in the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation (other than a normal cash dividend), the Committee shall make or provide for such adjustments in performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants.

Performance Shares	Shares of Common Stock granted pursuant to Section 11 of the Plan, which may be made subject to the restrictions and other terms and conditions prescribed in Section 11 of the Plan.
Performance Share Units	Contingent rights to receive Performance Shares pursuant to Section 11 of the Plan.
Restricted Shares	Shares of Common Stock granted pursuant to Section 9 of the Plan and subject to the restrictions and other terms and conditions set forth therein.

Restricted Stock Unit
Contingent rights, granted pursuant to Section 10 of the Plan, to receive Restricted Stock Unit Shares or cash payment for the Fair Market Value of shares of Common Stock, subject to the restrictions and other conditions set forth herein. Each Restricted Stock Unit shall equal the Fair Market Value of one share of Common Stock.

Restricted Stock Unit Shares
Shares of Common Stock issued as payment for Restricted Stock Units pursuant to Section 10 of the Plan, which may be made subject to the restrictions and other terms and conditions prescribed in Section 10 of the Plan.

Restriction Period
A period of time of not less than thirty-six (36)months for officers or employees, or not less than twelve (12) months for non-employee directors, in either case to be determined within those limits by the Committee in its sole discretion, commencing on the Award Date, during which the restrictions imposed by paragraphs (b) and (c) of Section 9 or paragraphs (b) and (c) of Section 10 of the Plan shall apply. At the time that the Restricted Shares or Restricted Stock Units are granted, the Committee shall impose a Restriction Period and determine the length of the Restriction Period. Such Restriction Period, if any, shall be incorporated in the Award Agreement setting forth the grant. Under Sections 9 and 10 of this Plan, the Committee may, in its discretion, specify when the Award is granted that the Restriction Period shall expire upon the earlier achievement of Performance Goals.

Retention Agreement	An agreement entered into pursuant to Section 12 of the Plan.
Retirement
Retirement from the Corporation and all Subsidiary Companies pursuant to the provisions of the Retirement Plan of the Corporation or a defined benefit retirement plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

For a Participant who is employed by the Corporation or a Subsidiary Company but who is not eligible to participate in the Corporation’s Retirement Plan or a defined benefit retirement plan of a Subsidiary Company, “Retirement” means the Participant’s voluntary termination of employment from the Corporation or a Subsidiary Company, or involuntary termination of employment if the Participant is offered severance under the Norfolk Southern Corporation Severance Pay Plan, in either case after the participant: (a) attains age 55 and has been employed with the Corporation and/or a Subsidiary Company for 10 years, or (b) attains age 60 and has been employed with the Corporation and/or a Subsidiary Company for 5 years, or (c) attains age 62.

For a Participant who is a non-employee director, “Retirement” means termination of service as a director of the Corporation.

Stock Appreciation Right
The right, granted pursuant to the provisions of Section 8 of the Plan, to receive Exercise Gain Shares or a cash payment equal to the excess, if any, of the Fair Market Value of Common Stock on the exercise date over the Fair Market Value of the Common Stock on the Award Date, as specified in Section 8 of the Plan.

Stock-Settled Stock Appreciation Rights	Stock Appreciation Rights paid out in Exercise Gain Shares.
Subsidiary Company	A corporation of which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.

Section 3.     ADMINISTRATION

The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion, except as may be delegated to the Corporation’s chief executive officer as provided herein, to construe and interpret the Plan; to select the Participants who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; in connection with the merger or consolidation of the Corporation (and subject to any applicable requirements of Code Section 409A), to give a Participant an election to surrender an Award in exchange for the grant of a new Award; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other actions it may deem necessary or advisable for the implementation and administration of the Plan.

If the Committee makes an Award to non-employee directors in a calendar year, and after such Award is made and in the same year an individual is elected by the Board to be a non-employee director of the Corporation, then the newly appointed director shall automatically be granted an Award under the same terms as was granted to the other non-employee directors earlier that year. The Award granted to the newly appointed director shall be prorated based on the number of days remaining in the calendar year of the individual’s appointment as a director, and effective as of the date the individual became a director or, if the individual became a director during a blackout period, effective on the first day of the subsequent trading window during which officers of the Corporation and Subsidiary Companies are permitted to trade in Norfolk Southern Corporation Common Stock under the Corporation’s insider trading policy.

The Committee in its sole discretion may delegate authority to the Corporation’s chief executive officer to select as Participants the officers and employees who shall be granted Awards under the Plan (provided, however, that only the Committee shall grant Awards to the chief executive officer and Executive Officers); to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; and to authorize the grant of such Awards pursuant to the Plan.

The Committee, or the chief executive officer to the extent as may be delegated by the Committee (hereinafter, the term “Committee” shall include reference to the chief executive officer to the extent of any such delegation), may authorize the grant of more than one type of Award, and Awards subject to differing terms and conditions, to any eligible Participant. The Committee’s decision to authorize the grant of an Award to a Participant at any time shall not require the Committee to authorize the grant of an Award to that Participant at any other time or to any other Participant at any time; nor shall its determination with respect to the size, type, or terms and conditions of the Award to be granted to a Participant at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that Participant at any other time or to any other Participant at any time. The Committee shall not be precluded from authorizing the grant of an Award to any eligible Participant solely because the Participant previously may have been granted an Award of any kind under the Plan.

The grant, retention, vesting and/or settlement of any Award shall be subject to such terms and conditions as determined by the Committee and specified in the Award Agreement, which may include conditions based on continued employment, passage of time, the provisions of a Retention Agreement, attainment of age and/or service requirements, and/or the achievement of Performance Goals.

All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.

Section 4.     ELIGIBILITY

To be eligible to be a Participant in the Plan, an individual must on the date on which the Award is made be a full-time nonagreement officer or employee who is a participant in the Norfolk Southern Corporation Executive Management Incentive Plan or Management Incentive Plan, or a full-time nonagreement employee of the Corporation or of a Subsidiary Company who can make an appreciable contribution to the attainment of the Corporation’s overall business objectives as determined in the sole discretion of the Committee, and must reside in the United States or Canada. A non-employee director shall be eligible to participate in the Plan if he or she is a director of the Corporation and is not a full-time salaried employee of the Corporation or a Subsidiary Company.

Section 5.     SHARES AVAILABLE

Since the Plan’s establishment in 1983, up to a maximum of 82,978,604 shares of Common Stock have been authorized for issuance under the Plan. Subject to approval of the Plan, as hereby amended, by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation, at which a quorum for the proposal is present, an additional 8,000,000 shares of Common Stock are approved for issuance pursuant to the Plan as of May 14, 2015. Awards that are made in a form other than Options or Stock-Settled Stock Appreciation Rights and that are granted under the Plan after May 13, 2010, shall be counted against the share limit set forth in the previous sentence as 1.61 shares for every one share issued in connection with such Award. Such shares shall be provided from shares of Common Stock authorized but not issued. Stock-Settled Stock Appreciation Rights shall be counted in full against the number of shares available for award under the Plan, regardless of the number of Exercise Gain Shares issued upon settlement of the Stock Appreciation Right.

If any shares of Common Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant (including by reason of such Award being settled in cash), the shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided, however, in the case of a stock-based Award that is not an Option or Stock Appreciation Right and that was made after May 13, 2010, 1.61 shares for each share underlying such Award shall again be available for Awards under the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for award under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option; (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Common Stock repurchased on the open market with proceeds of an Option exercise.

Notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units and Performance Share Units in the same year, shall exceed 1,000,000 shares of Common Stock. A Stock Appreciation Right granted in connection with an option is treated as a single Award for purpose of the preceding sentence. If an Option is canceled, the canceled Option continues to count against the maximum number of shares for which Options may be granted to a Participant in any year. Notwithstanding the foregoing, the aggregate grant date fair value of shares of Common Stock that may be granted during any year to any non-employee director shall not exceed $500,000.

Section 6.     INCENTIVE STOCK OPTIONS

(a)     General – The Committee may authorize the grant of Incentive Stock Options subject to the terms and conditions set forth in this Section 6. The grant of an Incentive Stock Option shall be evidenced by a written Award Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. The issuance of shares of Common Stock pursuant to an Incentive Stock Option also shall be subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan.
Except for adjustments pursuant to Section 15 of the Plan, the Option Price for any outstanding Option granted under the Plan may not be decreased after the date the Option is granted, nor may an outstanding Option be modified or replaced if the effect would be to reduce the Option Price, nor may an outstanding Option be cancelled in exchange for cash or another Award, unless such repricing, modification or replacement is approved by the vote of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

(b)     Option Price - The Committee shall determine the Option price for each share of Common Stock purchased under an Option, but, subject to the provisions of Section 15 of the Plan, in no event shall the Option price be less than the greater of (i) one hundred percent (100%) of the Fair Market Value of the Common Stock on the Award Date, or (ii) the price at which the Corporation’s Common Stock was last sold in the principal United States market for such Common Stock on the Award Date.

(c)     Duration of Options - The Committee shall fix the term or duration of Options, provided that such term shall not exceed ten (10) years from the Award Date, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (g) of this Section 6.

(d)     Non-Transferability of Options - Options may be exercised during the lifetime of the Optionee only by him, and following his death only by his Beneficiary. If a Beneficiary dies after the Optionee, but before the Option is exercised and before such rights expire, such rights shall become assets of such Beneficiary’s estate. Except as provided in this paragraph, Options may not be assigned or alienated, whether voluntarily or involuntarily.

(e)     Exercise of Options - The Committee shall determine the time or times at which Options may be exercised; provided that such time or times shall not occur before the latest of:
(i) the first anniversary of the Award Date; and
(ii) the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the Option.

(f)     Payment of Option Price - The purchase price of Common Stock upon exercise of an Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or, at the discretion of the Committee and subject to any limitations or requirements that the Committee may adopt, by the surrender to the Corporation of shares of previously acquired Common Stock, which have been held by the Optionee for at least six (6) months and which shall be valued at Fair Market Value on the date that the Option is exercised, or, at the discretion of the Committee, by a combination of cash and such Common Stock.

(g)     Termination of Options - No Option shall be exercisable after it expires. Each Option shall expire upon the earliest of:
(i) the expiration of the term for which the Option was granted;
(ii)    (A) Except as otherwise provided by the Committee in the Award Agreement, in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated due to Retirement, Disability or death, the expiration of the term for which the Option was granted, or
(B) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, at the close of business on the last day of active service by the Optionee with the Corporation or a Subsidiary Company, or
(C) in the case of an Optionee who is granted a leave of absence, if the Optionee’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at the close of business on the last day of employment with the Corporation or a Subsidiary Company, or
(iii) in connection with a merger or consolidation of the Corporation, with the Optionee’s consent, the grant of a new Award to replace the Option.

(h)     Limitation on Exercisability - The aggregate Fair Market Value (determined as of the Award Date) of the Common Stock with respect to which Incentive Stock Options (granted on or after January 1, 1987) are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000, as adjusted under Code Section 422(d)(1) and corresponding Treasury Regulations.

Section 7.     NON-QUALIFIED STOCK OPTIONS

The Committee may authorize the grant of Non-Qualified Stock Options subject to the terms and conditions specified in this Section 7. The grant of a Non-Qualified Stock Option shall be evidenced by a written Award Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Non-Qualified Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. Non-Qualified Stock Options granted pursuant to the provisions of this Section 7 shall be subject to the terms, conditions, and restrictions set forth in paragraphs (a) through (g) of Section 6 of the Plan. The limitations set forth in paragraph (h) of Section 6 of the Plan shall not apply to Non-Qualified Stock Options. The issuance of shares of Common Stock pursuant to a Non-Qualified Stock Option also shall be subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Section 8.     STOCK APPRECIATION RIGHTS

(a)     General - The Committee may grant a Stock Appreciation Right to a Participant in connection with an Option, or portion thereof, or on a stand alone basis, as determined by the Committee, subject to the terms and conditions set forth in this Section 8. If granted in connection with an Option, the Stock Appreciation Right may be granted at the time of grant of the related Option and shall be subject to the same terms and conditions as the related Option, except as this Section 8 may otherwise provide. If granted in connection with an Option, the Stock Appreciation Right shall be evidenced by provisions in the Award Agreement evidencing or identifying the related Option, specifying the number of shares of Common Stock subject thereto and setting forth the terms and conditions applicable to the Stock Appreciation Right. If granted on a stand alone basis, the Stock Appreciation Right shall be evidenced by provisions of a written Award Agreement between the Corporation and the Participant. The Committee may grant Cash-Settled Stock Appreciation Rights or Stock-Settled Stock Appreciation Rights as shall be set forth in an Award Agreement.

Except for adjustments pursuant to Section 15 of the Plan, the terms of an outstanding Stock Appreciation Right may not be amended to reduce the exercise price of the Stock Appreciation Right, nor may an outstanding Stock Appreciation Right be modified or replaced if the effect would be to reduce the exercise price, nor may an outstanding Stock Appreciation Right be cancelled in exchange for cash or another Award, unless such repricing, modification or replacement is approved by the vote of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

(b)     Exercise Price and Duration - The Committee shall determine the exercise price for any Stock Appreciation Right granted on a stand alone basis but, subject to the provisions of Section 15 of the Plan, in no event shall the exercise price be less than the greater of (i) one hundred percent (100%) of the Fair Market Value of the Common Stock on the Award Date, or (ii) the price at which the Corporation’s Common Stock was last sold in the principal United States market for such Common Stock on the Award Date. The Committee shall fix the term or duration of Stock Appreciation Rights, provided that such term shall not exceed ten (10) years from the Award Date, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (e) of this Section 8.

(c)    Exercise – If granted in connection with an Option, a Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as the Option to which it relates shall be exercisable. If granted on a stand alone basis, a Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as shall be set forth in the Award Agreement.
Stock Appreciation Rights shall be subject to the following restrictions:
(i) the Stock Appreciation Right may not be exercised before the expiration of one (1) year from the Award Date; provided, however, that this subparagraph (i) shall not apply if the death or Disability of the Optionee occurs within one (1) year after the Award Date; and,
(ii) a Stock Appreciation Right granted in connection with an Incentive Stock Option may not be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the Option price per share under the related Incentive Stock Option.
A Stock Appreciation Right shall be exercised by providing the Corporation with a written notice in such form and containing such information (including the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised) as the Committee may specify. If the Stock Appreciation Right was granted in connection with an Option, the Participant must surrender the related Option, or the portion thereof pertaining to the shares with respect to which the Stock Appreciation Right is exercised, and the date on which the Corporation receives such notice shall be the date on which the related Option, or portion thereof, shall be deemed surrendered and the Stock Appreciation Right shall be deemed exercised.

(d)     Payment - Upon the proper exercise of a Stock-Settled Stock Appreciation Right granted on a stand alone basis, a Participant shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the exercise price for the Stock Appreciation Right established on the Award Date, multiplied by the number of Stock-Settled Stock Appreciation Rights surrendered in connection with the exercise of the Stock Appreciation Right.
Upon the proper exercise of a Stock-Settled Stock Appreciation Right granted in connection with an Option, an Optionee shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right. The Exercise Gain Shares shall be subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan.
Upon the proper exercise of a Cash-Settled Stock Appreciation Right granted on a stand alone basis, a Participant shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the exercise price for the Stock Appreciation Right established on the Award Date, multiplied by the number of Cash-Settled Stock Appreciation Rights surrendered for settlement.
Upon the proper exercise of a Cash-Settled Stock Appreciation Right granted in connection with an Option, an Optionee shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right.

(e)     Termination of Right - A Stock Appreciation Right granted in connection with an Option shall expire, unless previously exercised or canceled, upon the expiration of an Option to which it relates, or upon such time as may be set forth in an Award Agreement. A Stock Appreciation Right granted on a stand alone basis shall be subject to the termination provisions set forth in paragraph (g) of Section 6 for Options and shall expire, unless previously exercised or cancelled, at such time as may be set forth in an Award Agreement.

(f)     Effect of Exercise - A Stock Appreciation Right shall be canceled when, and to the extent that, it or a related Option is exercised, and an Option shall be canceled when, and to the extent that, the Option is surrendered to the Corporation upon the exercise of a related Stock Appreciation Right.

Section 9.     RESTRICTED SHARES

(a)     General - The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Shares to a Participant pursuant to an Award Agreement. A certificate or certificates representing the number of Restricted Shares granted shall be registered in the name of the Participant or held in uncertificated form through a direct registration system or the number of Restricted Shares shall be delivered by electronic delivery to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (g) of this Section 9, any certificate or certificates shall be held by the Corporation for the account of the Participant, and any Restricted Shares held through direct registration or in a brokerage account shall be blocked from sale or transfer. Restricted Shares shall be subject to such restrictions as the Committee may establish in the Award Agreement (including, without limitation, any limitation on the right to vote Restricted Shares or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided that dividends on Restricted Shares subject to a specified Performance Goal or Goals shall be payable only to the extent the Performance Goal(s) are achieved with respect to such Restricted Shares.

(b)     Performance Goal Requirement – The Committee may determine, in its sole discretion, that a Participant’s entitlement to Restricted Shares shall be subject to achievement of a specified Performance Goal or Goals during the Restriction Period. If so, the Committee shall select the Performance Criterion or each combination thereof, the Performance Goal for each Performance Criterion or each combination thereof, and the Performance Criteria Weighting Percentage for each Performance Criterion or each combination thereof within ninety (90) days of the commencement of the Restriction Period. The Committee may also determine that the Restriction Period shall expire upon achievement of established Performance Goals prior to the established end of the Restriction Period. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee, in its discretion, determines otherwise. At such time as the Committee certifies that the Performance Goals have been achieved, the Committee shall authorize delivery of Restricted Shares (or such percentage of the Restricted Shares as equal the Percentage of Performance Goals that have been achieved) for which the Restriction Period has expired. If the Restricted Shares are subject to the achievement of Performance Goals, such Restricted Shares shall be forfeited to the extent Performance Goals are not achieved before the established end of the Restriction Period.

(c)     Restrictions – Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (g) of this Section 9, Restricted Shares shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:
(i) the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Shares, or exercise any ownership over any Restricted Shares held through direct registration or in a brokerage account;
(ii) the Restricted Shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and
(iii) the Restricted Shares may be forfeited as provided in paragraphs (b) or (e) of this Section 9, subject to the provisions of paragraph (f) and (g) of this Section 9.

(d)     Distribution of Restricted Shares – If a Participant to whom Restricted Shares have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, or, in the case of a Participant who is a non-employee director, who remains a non-employee director during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse. When the restrictions applicable to the Restricted Shares lapse, either:
(i) the certificate or certificates representing the shares of Common Stock that were earned pursuant to paragraph (b) of this Section 9 shall be delivered to the Participant or,
(ii) if the shares were delivered by electronic delivery to a brokerage account established for the Participant’s benefit or by direct registration and held in uncertificated form, the restrictions on the sale or transfer of any shares that were earned pursuant to paragraph (b) of this Section 9 shall lapse.

(e)     Termination of Employment - If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Restricted Shares shall be forfeited immediately and all rights of the Participant with respect to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit any rights with respect to any Restricted Shares subject to the Restriction Period, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence for any reason other than Retirement, Disability, or death, at which time the shares shall be forfeited immediately and all rights of the Participant with respect to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(f)    Retirement, Disability or Death - Except with respect to continued employment requirements or as otherwise specified in the Award Agreement, if the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant before the expiration of the Restriction Period and no Performance Goals have been imposed, the restrictions on the Restricted Shares shall lapse upon the expiration of the Restriction Period and delivery of the Restricted Shares shall be made to the Participant, as described in paragraph (d) of this Section 9; provided, however, that if the Participant dies after Retirement or Disability and before the expiration of the Restriction Period, the restrictions on the Restricted Shares shall lapse and delivery shall be made to the Participant’s Beneficiary. If the Participant’s employment is terminated by reason of the Participant’s death in service before the expiration of the Restriction Period, the restrictions on the Restricted Shares shall lapse and delivery of the Restricted Shares shall be made to the Participant’s Beneficiary. Except with respect to continued employment requirements or as otherwise specified in the Award Agreement, if the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant before the expiration of the Restriction Period and Performance Goals have been imposed, the restrictions on the Restricted Shares shall lapse upon the expiration of the Restriction Period and to the extent that the Committee certifies that Performance Goals have been achieved and delivery of the Restricted Shares shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, in accordance with paragraphs (b) and (d) of this Section 9.

(g)     Waiver of Restrictions - The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares.

Section 10.     RESTRICTED STOCK UNITS

(a)     General - The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Stock Units (“Units”) to a Participant pursuant to an Award Agreement. Such Units shall be recorded in individual memorandum accounts maintained by the Committee or its agent. The grant of Restricted Stock Units shall entitle the Participant to payment in Restricted Stock Unit Shares or cash, as provided for in the Award Agreement. The Participant shall have no beneficial ownership interest in the Common Stock represented by the Units prior to expiration of the Restriction Period and achievement of any Performance Goals. The Participant shall have no right to vote the Common Stock represented by the Units or to receive dividends (except for any Dividend Equivalents which may be awarded by the Committee in connection with such Units) on the Common Stock represented by the Units. The grant of Units shall be evidenced by an Award Agreement between the Corporation or Subsidiary Company and the Participant, identifying the number of Units awarded, and setting forth the terms and conditions applicable to the Units.

(b)     Performance Goal Requirement – The Committee may determine, in its sole discretion, that a Participant’s entitlement to payment in cash or Restricted Stock Unit Shares for Restricted Stock Units shall be subject to achievement of a specified Performance Goal or Goals over the duration of the Restriction Period. If so, the Award shall specify when it is granted that the Participant’s entitlement to payment is subject to the achievement of the Performance Goal or Goals, and the Committee shall select the Performance Criterion or each combination thereof, the Performance Goals for each Performance Criterion or each combination thereof, and the Performance Criteria Weighting Percentage for each Performance Criterion or each combination thereof within ninety (90) days after the commencement of the Restriction Period.
The Committee may specify, when the Award is granted, that the Restriction Period shall expire upon achievement of the established Performance Goals prior to the established end of the Restriction Period. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee, in its discretion, determines otherwise. For Restricted Stock Units subject to the achievement of Performance Goals, the Committee shall certify in writing the extent to which the Performance Goals have been achieved, and shall authorize settlement of Units in cash or Restricted Stock Unit Shares. The Units shall be settled within two and one half months after the end of the year in which the Performance Goals are achieved. Such settlement shall be based on the Fair Market Value on the date all applicable restrictions lapse (or such percentage of the value of the Restricted Stock Units as equal the percentage of Performance Goals that have been achieved) for which the Restriction Period has expired. If the settlement of Restricted Stock Units is subject to the achievement of Performance Goals, such Restricted Stock Units shall be forfeited to the extent Performance Goals are not achieved before the established end of the Restriction Period.

(c)     Restrictions - Until the expiration of the Restriction Period and the lapse of any Retention Agreement provided in Section 12, Units shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:
(i) the grant of Units to a Participant shall not entitle a Participant to receive cash payment or Restricted Stock Unit Shares;
(ii) the Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and,
(iii) all or a portion of the Units may be forfeited immediately as provided in paragraph (b) or (e) of this Section 10, subject to the provisions of paragraphs (f) and (g) of this Section 10.

(d)     Distribution of Restricted Stock Units - If a Participant to whom Units have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period or, in the case of a Participant who is a non-employee director, who remains a non-employee director during the entire Restriction Period, upon the expiration of the Restriction Period and the further expiration of any Retention Agreement applicable to such Units, all restrictions applicable to the Units shall lapse, and the Units shall be settled in cash or in Restricted Stock Unit Shares, based on Fair Market Value on the later of the date all applicable restrictions lapse or any Retention Agreement lapses. Settlement in cash in a single sum or issuance of Restricted Stock Unit Shares shall be made within thirty (30) days following the later of the expiration of the Restriction Period or any Retention Agreement applicable to such Units. The Participant may not, directly or indirectly, designate the taxable year of the settlement.

(e)     Termination of Employment - If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Units shall be forfeited immediately and all rights of the Participant with respect to such Units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit all rights with respect to any Units subject to the Restriction Period, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence for any reason other than Retirement, Disability, or death, at which time all rights of the Participant with respect to such Units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(f)    Retirement, Disability or Death – Except with respect to continued employment requirements or as otherwise specified in the Award Agreement, if the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant before the expiration of the Restriction Period and no Performance Goals have been imposed, the restrictions on the Restricted Stock Units shall lapse upon the expiration of the Restriction Period and settlement of Restricted Stock Units shall be made at the end of the Restriction Period to the Participant as described in paragraph (d) of this Section 10; provided, however, if the Participant dies after Retirement or Disability and before the expiration of the Restriction Period, the restrictions on the Restricted Stock Units shall lapse and delivery shall be made to the Participant’s Beneficiary. If the Participant’s employment is terminated by reason of the Participant’s death in service before the expiration of the Restriction Period, the restrictions on the Restricted Stock Units shall lapse and delivery of the Restricted Stock Units shall be made to the Participant’s Beneficiary. Settlement of the Restricted Stock Units shall be made within thirty (30) days following the expiration of the Restriction Period. The Participant or Beneficiary may not, directly or indirectly, designate the taxable year of the settlement.

Except with respect to continued employment requirements or as otherwise specified in the Award Agreement, if the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant before the expiration of the Restriction Period and Performance Goals have been imposed, the restrictions on the Restricted Stock Units shall lapse if the Committee certifies that Performance Goals have been achieved, and settlement of the Restricted Stock Units shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, in accordance with paragraphs (b) and (d) of this Section 10.

(g)     Waiver of Restrictions - The Committee, in its sole discretion, may waive any or all restrictions with respect to Units. If no Performance Goals have been imposed, settlement of the Units shall be made on the same settlement date that would have applied absent the waiver of restrictions. If Performance Goals have been imposed, settlement of the Units shall be made within two and one half months after the end of the year in which all restrictions are either waived or satisfied.

Section 11.     PERFORMANCE SHARES

(a)     General - The Committee, in its sole discretion, may from time to time authorize the grant of Performance Share Units to a Participant pursuant to an Award Agreement. Performance Share Units shall entitle the Participant to Performance Shares (or cash in lieu thereof) upon the achievement of Performance Goals. The Committee shall select the Performance Criteria, set the Performance Goals and assign Performance Criteria Weighting Percentages to each Performance Criterion or each combination thereof within ninety (90) days of the commencement of the Performance Cycle. Performance Share Units may not be sold, transferred, assigned, pledged, conveyed, or hypothecated.

After the end of the Performance Cycle, the Committee shall certify in writing to what extent the Performance Goals have been achieved. In determining whether Performance Goals have been achieved, special charges, restructuring charges and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the percentage of Performance Goals achieved shall be excluded, and which would have the effect of increasing the percentage of Performance Goals achieved shall be included, unless the Committee, in its discretion, determines otherwise. The Committee shall thereafter authorize the payment of such percentage of the value of the Performance Share Units as equal the percentage of Performance Goals that have been achieved to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death after the end of the Performance Cycle, of (i) cash in lieu of Performance Shares, or (ii) either (1) the issuance of Performance Shares registered in the name of the Participant or (2) the electronic delivery of Performance Shares to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation, subject to the provisions of any Retention Agreement that may be required by the Committee under Section 12 of the Plan, or (iii) both. Settlement in cash or issuance of Performance Shares shall be made within two and one half months after the end of the year in which the Performance Goals are achieved.

(b)     Distribution or Forfeiture of Performance Shares - If the Participant’s employment with the Corporation or a Subsidiary Company is terminated before the end of a Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant is granted a leave of absence before the end of a Performance Cycle, the Participant shall not forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. Except with respect to continued employment requirements or as otherwise specified in the Award Agreement, ifthe Participant’s employment is terminated before the end of a Performance Cycle by reason of Retirement, Disability, or death, the Participant’s rights with respect to any Performance Shares being earned during the Performance Cycle shall, subject to the other provisions of this Section 11, continue as if the Participant’s employment had continued through the end of the Performance Cycle.

Section 12.     RETENTION AGREEMENTS

(a)     General - The Committee, in its sole discretion, may require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Participant and the Corporation enter into a Retention Agreement, which shall provide, (1) with respect to an Award of Restricted Stock Units, that the settlement of the Restricted Stock Units in Restricted Stock Unit Shares or cash shall not occur until the event specified in the Retention Agreement that is part of the Award, or (2) with respect to any portion of any Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares, that (i) the certificate or certificates representing any such Awards, when issued, shall be held by the Secretary of the Corporation for the benefit of the Participant until such time as the retention period specified by the Retention Agreement has expired or has been waived by the Committee, whichever occurs first, or (ii) that any such Award, when delivered by electronic delivery to a brokerage account established for the Participant’s benefit at a financial/brokerage firm selected by the Corporation or by direct registration and held in uncertificated form, shall not be permitted to be transferred or sold until such time as the retention period specified by the Retention Agreement has expired or has been waived by the Committee, whichever occurs first.

Any dividends payable on shares subject to a Retention Agreement shall be paid to the Participant in cash on the date declared by the Board of Directors. Each Retention Agreement may include some or all of the terms, conditions and restrictions set forth in paragraphs (b) through (e) of this Section 12.

(b)     Retention Period - Shares that are subject to the Retention Agreement may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of within such period of time of not less than twenty-four (24) months following the exercise date (in the case of Exercise Gain Shares) or the date of issuance (in the case of Restricted Shares, Restricted Stock Unit Shares, or Performance Shares), as shall be prescribed by the Committee.

(c)     Termination of Employment - If a Participant’s employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, shares subject to the Retention Agreement shall continue to be held, following the Participant’s termination of employment, until the expiration of the retention period specified by the Retention Agreement. If the Participant’s employment is terminated by reason of Retirement or Disability, shares then held subject to the Retention Agreement shall continue to be held until the expiration of the applicable retention period following termination of employment, but any such retention period shall cease upon the earlier of the Participant’s attainment of age 65 or the expiration of two (2) years after the Participant’s Retirement or Disability, if either of those events occurs before the expiration of the applicable retention period. If the Participant dies while shares are subject to a retention period under the Retention Agreement, such retention period shall expire immediately at the time of death.

(d)     Leave of Absence - If a Participant is granted a leave of absence, shares subject to the Retention Agreement shall continue to be held during the leave of absence, until the expiration of the retention period specified by the Retention Agreement.

(e)     Change in Control - Upon a Change in Control, the retention periods specified by all Retention Agreements shall immediately expire; provided, however, that any such waiver shall not accelerate the settlement of any Restricted Stock Units in a manner that would violate the requirements of Code Section 409A.
A Change in Control shall occur if:
(i) any person, other than the Corporation or a Subsidiary Company or any employee benefit plan sponsored by the Corporation or a Subsidiary Company, shall become the beneficial owner of, or obtain voting control over, 20% or more of the Corporation’s outstanding Common Stock;
(ii) (A) any consolidation or merger of the Corporation occurs in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation occurs; or
(iii) there shall have been a change in the composition of the Board of Directors such that within any period of two (2) consecutive years or less individuals who at the beginning of such period constituted such Board, together with any new directors whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, shall for any reason no longer constitute a majority of the directors of the Corporation.

(g)     Waiver of Requirements - The Committee, in its sole discretion, may waive any or all retention periods or other restrictions in the Share Retention Agreement, provided that the waiver of restrictions does not accelerate the payment of any Restricted Stock Units in a manner that would violate the requirements of Code Section 409A.

(f)     Distribution of Shares and Restricted Stock Units - The Corporation shall cause the shares subject to a Retention Agreement to be distributed to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, upon expiration of the retention period or other termination or waiver of the restrictions under this Section 12. The Corporation shall cause the Restricted Stock Units subject to a Retention Agreement to be distributed to the Participant upon the expiration of the retention period or to the Participant’s Beneficiary in the event of the Participant’s death.

Section 13.     DIVIDEND EQUIVALENT PAYMENTS

The Committee may authorize the immediate payment, in cash or in Common Stock, of Dividend Equivalents on some or all of the shares of Common Stock covered by Options or Stock Appreciation Rights, as specified in the Award Agreement required under Section 6(a), Section 7 or Section 8(a) of the Plan. Dividend Equivalents payable on options may be paid in cash or Common Stock, at the discretion of the Committee.

The Committee may authorize the immediate or deferred payment of Dividend Equivalents on some or all of the shares of Common Stock covered by Restricted Stock Units that are not subject to Performance Goals, as specified in the Award Agreement required under Section 10 of the Plan. Dividend Equivalents payable on Restricted Stock Units may be paid in cash or converted to additional Restricted Stock Units, at the discretion of the Committee and as specified in the Award Agreement.

The Committee may authorize the deferred payment of Dividend Equivalents on some or all of the shares of Common Stock covered by Restricted Stock Units that are subject to Performance Goals, or by Performance Share Units, as specified in the Award Agreement described in Sections 10 or 11 of the Plan. Deferred Dividend Equivalents shall be paid only to the extent Performance Goals are achieved with respect to such Performance Share Units or Restricted Stock Units, and shall be distributed at the same time as the underlying Performance Shares, Restricted Stock Unit Shares, or cash equivalents thereto. Deferred Dividend Equivalents payable on Performance Share Units or on Restricted Stock Units that are subject to a Performance Goal may be paid in cash, or converted to additional Performance Shares or Restricted Stock Unit Shares (as applicable), at the discretion of the Committee and as specified in the Award Agreement.

Notwithstanding the above, Dividend Equivalents shall not be made or accumulated during a Participant’s leave of absence. If Dividend Equivalents provided under this section are to be paid immediately, the Dividend Equivalents shall be paid in cash on the date declared by the Board of Directors for the payment of dividends on Common Stock. If Dividend Equivalents provided under this section are to be deferred, the deferred Dividend Equivalents shall be paid or forfeited when the underlying Award is paid or forfeited.

Section 14.     NON-COMPETE COVENANT

The Committee, in its sole discretion, may require as a condition of a grant of any Award under the Plan that the Participant execute a non-compete, non-solicitation and confidentiality agreement, which agreement shall require that such individual (i) not Engage in Competing Employment (as defined in this Section 14 of the Plan) nor solicit any employee of the Corporation or a Subsidiary Company to Engage in Competing Employment for a specified term following termination of employment (including Retirement), (ii) not solicit customers of the Corporation or a Subsidiary Company for a specified term following termination of employment (including Retirement), and (iii) maintain the Corporation’s and each Subsidiary Company’s confidential information in strict confidence, in accordance with the provisions of the agreement. The Committee, in its sole discretion, may further require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Award shall be subject to immediate forfeiture, and all rights of the Participant to such Award shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company, if the Participant Engages in Competing Employment for a specified period of time following termination of employment. The terms of such a non-compete covenant shall be as set forth in the agreement or grant providing the terms of an Award and are incorporated herein by reference. A non-compete covenant shall not apply to the settlement or payment of any Option (although it may apply to the grant or exercise of an Option). Settlement or payment of any other Award that is subject to a non-compete covenant shall occur upon the expiration of the Restriction Period, Performance Cycle, Retention Agreement, or other date upon which the Award would be settled and paid if the Participant had not terminated employment.

For purposes of the provision, “Engages in Competing Employment” shall mean to work for or provide services for any Competitor, on the Participant’s own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner, joint venturer, or employee, at any time during the specified period commencing on the date of his or her termination of employment (including Retirement). “Competitor” shall mean any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

Section 15.     CAPITAL ADJUSTMENTS

In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares of Common Stock authorized for the Plan and in the annual limitation imposed by Section 5 of this Plan; and the Committee may make appropriate adjustments in the number of shares subject to outstanding Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, or Performance Share Unit grants, and in the Option price of any then outstanding Options, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.

Section 16.     REGULATORY APPROVALS

The exercise of each Option and Stock Appreciation Right, and the grant or distribution of Restricted Shares, Restricted Stock Units and Performance Shares, shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Common Stock upon any securities exchange or under any Federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise, grant, or distribution, then in any such event such exercise, grant, or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

Section 17.     TERM OF THE PLAN

Awards may be granted from time to time under the terms and conditions of the Plan, but no Incentive Stock Option may be granted after the expiration of ten (10) years from the date of adoption of the Plan, as amended on May 14, 2015, by the Board of Directors; provided, that any future amendment to the Plan that is approved by the stockholders of the Corporation in the manner provided under Section 18 of this Plan shall be regarded as creating a new Plan, and an Incentive Stock Option may be granted under such new Plan until the expiration of ten (10) years from the earlier of the approval by the Board of Directors, or the approval by the stockholders of the Corporation, of such new Plan. Incentive Stock Options theretofore granted may extend beyond the expiration of that ten-year period, and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired upon the subsequent exercise of an Incentive Stock Option or related Stock Appreciation Right.

Section 18.     AMENDMENT OR TERMINATION OF THE PLAN

The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through resolution of its Board of Directors, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant’s consent, and provided further, that no alteration or amendment may be made without the approval of the holders of a majority of the Common Stock then outstanding and entitled to vote if (a) such stockholder approval is necessary to comply with the requirements of any rules promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable, (b) the amendment materially increases the benefits accruing to Participants under the Plan, (c) materially increases the number of securities that may be issued under the Plan, or (d) materially modifies the requirements for participation in the Plan.

Section 19.     FORFEITURE AND RECOUPMENT EVENTS

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

Any Award to a Participant under this Plan is subject to reduction, forfeiture, or recoupment to the extent provided under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as may be provided under any other applicable law.

Section 20.    MISCELLANEOUS

(a)     Fractional Shares - The Corporation shall not be required to issue or deliver any fractional share of Common Stock upon the exercise of an Option or Stock Appreciation Right, the award of Performance Shares, the payment of a dividend equivalent in Common Stock pursuant to Section 13 of the Plan or the withholding of shares of Common Stock for payment of taxes required to be withheld, but may pay, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

(b)     Withholding - The Corporation and its Subsidiary Companies shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan. The Corporation shall have the right to withhold shares of Common Stock, including fractional shares, from payment as necessary to satisfy any withholding obligations, but may only withhold the minimum number of shares necessary to do so. If fractional shares are withheld, any remaining fractional shares shall be paid in cash to the Participant as provided under paragraph (a) of this Section 20. The Participant or Beneficiary shall remain responsible at all times for paying any Federal, state or local taxes of any kind with respect to Awards under the Plan. In no event shall the Corporation or the Committee be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(c)     Acceleration of Payments to Avoid Conflicts of Interest - To the extent permitted by Code Section 409A and not prohibited by Section 6(a) of the Plan, the Committee may, in its sole discretion and with the consent of a Participant or Beneficiary, accelerate the time or schedule of a payment under the Plan, or make a substitute cash payment upon cancellation of a Participant’s Award, in either case to the extent reasonably necessary for a Participant or Beneficiary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant or Beneficiary to participate in activities in the normal course of his or her position in which the Participant or Beneficiary would otherwise not be able to participate under an applicable rule). The Corporation’s chief executive officer may exercise the authority granted to the Committee in this paragraph with respect to any Participant or Beneficiary who is neither a current or former director of the Corporation nor a current Executive Officer of the Corporation.

(d)    Stockholder Rights - No person shall have any rights of a stockholder by virtue of an Option, Stock Appreciation Right, or Performance Share Unit except with respect to shares of Common Stock actually issued to him, and the issuance of shares of Common Stock shall confer no retroactive right to dividends. A Participant’s right to receive Dividend Equivalents shall not, by itself, confer upon the Participant the rights or privileges of a stockholder.

(e)     No Contract of Employment - This Plan shall not be deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

(f)     Unfunded Plan - Except as may otherwise be provided in the Plan, the Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Options, Stock Appreciation Rights, Performance Share Units, or Restricted Stock Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under an Option, Stock Appreciation Right, Performance Share Unit, or Restricted Stock Unit. Any liability of the Corporation to pay any Participant or Beneficiary with respect to an Option, Stock Appreciation Right, Performance Share Unit, or Restricted Stock Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

(g)     Applicable Law - The Plan, its validity, interpretation, and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

(h)     Gender and Number - Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

(i)    Code Section 409A - The Plan is intended, and shall be construed, to comply with the requirements of Code Section 409A. The Corporation does not warrant that the Plan will comply with Code Section 409A with respect to any Participant or with respect to any payment, however. In no event shall the Corporation or the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.